The Tax-Exempt Bond Fund of America
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

February 28, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$128,591
Class B	$363
Class C	$5,511
Class F1	$25,525
Class F2	$5,041
Total	$165,031
Class R-6	$1,188
Total	$1,188

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2221
Class B	$0.1733
Class C	$0.1703
Class F1	$0.2136
Class F2	$0.2313
Class R-6	$0.2379

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	588,704
Class B	1,934
Class C	32,559
Class F1	124,149
Class F2	25,207
Total	772,553
Class R-6	7,036
Total	7,036

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.22
Class B	$13.22
Class C	$13.22
Class F1	$13.22
Class F2	$13.22
Class R-6	$13.22